CERTIFICATE OF AMENDMENT
                                  OF THE
                   RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                        FINET HOLDINGS CORPORATION

                          Pursuant to Section 242

FINET HOLDINGS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a duly noticed and constituted meeting of the Board of Directors of said corporation, the Board unanimously adopted the following resolutions:

WHEREAS, this Board of Directors has determined that certain amendments to the Corporation's Restated Certificate of Incorporation are advisable for the best interests of the corporation and that said amendments should be submitted to the shareholders for their consent and authorization as provided for by Section 228 of the General Corporation Law of the State of Delaware,

NOW, THEREFORE, BE IT RESOLVED: That Article FOURTH of the Restated Certificate of Incorporation of this corporation be amended to read as follows:

"FOURTH: Capital Stock. The total number of shares which the Corporation shall have authority to issue is Sixty Million One Hundred Thousand (60,100,000) shares, consisting of One Hundred Thousand (100,000) shares of Preferred Stock, of the par value of one cent ($.01) per share (hereinafter called "Preferred Stock"), and Sixty Million (60,000,000) shares of Common Stock of the par value of one cent ($.01) per share (hereinafter called "Common Stock").

SECOND: That, pursuant to Section 228 of the General Corporation Law of the State of
Delaware, the holders of a majority of the issued and outstanding shares of stock of the corporation entitled to vote, voted, via written consent, in favor of this amendment, as adopted, pursuant to resolution by the Board of Directors, and thus the necessary number of shares required by the statute were voted in favor of, and consented to, the amendments.

IN WITNESS WHEREOF, FINET HOLDINGS CORPORATION has caused this certificate to be signed by L. Daniel Rawitch its Chief Executive Officer, on this day October 29, 1997

FINET HOLDINGS CORPORATION

By: /s/ L. Daniel Rawitch
L. Daniel Rawitch CEO

Attest: /s/ Jan Hoeffel
Jan Hoeffel, Secretary

I hereby acknowledge that the signing of this Certificate is my act and deed and the act and deed of the Corporation, and that the facts stated herein are true.

Executed under penalty of perjury on October 29, 1997.

/s/ L. Daniel Rawitch